Exhibit 99.2

AspenBio Pharma, Inc.
Investor Update Call - Transcript
March 12, 2009

Operator:     Good afternoon, and thank you for participating in today’s conference call to discuss updates, developments and plans for the company’s AppyScore FDA 510(k) registration. Following management comments, we will open the call for your questions.

         Before we continue, I’d like to take a moment to read the company’s Safe Harbor Statement. This call will include forward-looking statements made by AspenBio Pharma as defined by the Securities and Exchange Commission, or SEC. All statements other than of historical fact included in this call that address activities, events, or developments that AspenBio Pharma believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments, and other factors AspenBio Pharma believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete clinical trial data assessments required for FDA submission, obtain FDA approval for cost-effective manufacture and generate revenues from the company’s appendicitis test, as well as its animal products or other new products, executive—I’m sorry—execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, AspenBio does not intend and is not obligated to update publicly any forward-looking statements. The statements made during this call should be considered in conjunction with the warnings and cautionary statements contained in AspenBio’s recent filings with the SEC.

         I’d like to remind everyone that this call will be available with replay through March 19th, starting this evening approximately 30 minutes after the completion of this call. Please refer to today’s press release for dial-in replay instructions.

        Now, I’d like to turn the call over to AspenBio’s CEO, Mr. Daryl Faulkner. Please proceed, Sir.

Daryl Faulkner:     Thank you, Lindy, and good afternoon, everyone and thank you for joining our conference call this afternoon. I’m joined on the call here today by several members of the AspenBio Executive Team; first, Dr. Mark Colgin, Chief Scientific Officer; Dr. Robert Caspari, Chief Operating Officer and Chief Medical Officer; Greg Pusey, Vice President Investor Relations; and Jeff McGonegal, Chief Financial Officer.

     During this call, I’m going to make a few opening remarks and describe what we have accomplished in the past weeks, as well as lay out a path forward for the company. I’ll then turn the floor over to Dr. Mark Colgin, who will give you some detail on the trial findings and the AppyScore product. He will be followed by Dr. Robert Caspari, who will make some comments about the regulatory pathway for AppyScore.

     First, I would like to briefly report on organizational changes that we’ve determined were essential in advancing the company. Upon my coming on board, I identified the need to 1) strengthen the company’s clinical and regulatory expertise; and 2) improve the capabilities in areas of strategic planning and professional product management. I am happy to say that with the addition of two top-tier professionals, we have substantially closed those gaps and have built an Executive Team equal to the task of achieving the potential of the company.

     With the addition of Dr. Robert F. Caspari, who is also a Medical Doctor, as Chief Operating Officer and Chief Medical Officer, we have an experienced person leading our clinical trial and regulatory activity, including the FDA 510(k) submission for the AppyScore. Dr. Caspari brings to AspenBio more than 25 years’ experience in drug and diagnostic product development and commercialization. While at Boehringer Mannheim, Dr. Caspari gained highly relevant experience in developing a similar molecular diagnostic product, Troponin-T, used for Emergency Room cardiac diagnosis. Robert was extensively involved in developing this product and bringing it to market, including clinical trials and obtaining FDA approval. Troponin has become a current standard of care—diagnostic care—for ERs today in determination of whether chest pain is due to myocardial infarction. Dr. Caspari joined the company in late January and is bringing significant domain expertise in clinical and regulatory affairs.

     The second critical role for the company was expertise in strategic planning, product development, and marketing activities. I’m please to report that we have hired Charlie Kang as Vice President of Business Development to fill that role. I’ve known Charlie and worked with Charlie for a number of years at Invitrogen, where he was the Director of Business and Corporate Development. While at Invitrogen, Charlie was responsible for the acquisition of new products, technologies, and market channels through the M&A, equity investments, strategic alliances, and licensing. He is also seasoned in strategic planning and product management, and I am confident that he will play a key role in the AspenBio management team.

     Several weeks ago, we had a similar conference call. And at that time, I discussed the preliminary results of our pivotal trial for AppyScore. Since that time, we’ve accomplished a number of critical things. First, we analyzed in significant detail the statistical findings from the pivitol trial, including a complete understanding of elements that might have caused the pivotal trial results to differ from the previous pilot studies conducted by the company. We utilized the talents and experience of an outstanding subcommittee, including three MDs, two scientific PhDs, and several with deep experience in diagnostic industry to guide our product and regulatory planning. We engaged Becker & Associates, a highly-respected DC-based regulatory consulting group with significant industry experience in FDA regulation of medical devices and especially with pre-market FDA approval strategies and submissions. And with their help, we have established a clear product and regulatory pathway, which I believe that we can articulate to you today.

     Here’s a few highlights of that strategy. In analyzing the results of the clinical trial, we found that the assay was robust and sound. In other words, the assay was designed to capture and report the abundance of a marker, MRP-814, and under all conditions, the assay performed as expected. Clinically, we believe that the AppyScore analyte, MRP-814, provides valuable information to the clinician when trying to diagnose the cause of right lower quadrant abdominal pain, especially when utilized with other traditional modalities used by physicians. We believe that the AppyScore test, once commercialized, will have a sensitivity and negative predictive value of greater than 90%. In addition, the data from the trials showed that when the AppyScore is interpreted with other laboratory tests, especially white blood count, the sensitivity and net negative predictive value will be higher in the population where the AppyScore and white blood count agree.

     Based on the clinical trial results and with the advice of our regulatory consultants, we plan to file a 510(k) application with the FDA to seek clearance of the AppyScore ELISA product that was used in the pivotal trial. If the FDA determines that there is a no predicate device, we expect to follow the de novo path. Dr. Caspari will discuss this in more detail later. We expect that the product’s intended use statement will be as an aid in the diagnosis of appendicitis to be used in conjunction with other clinical findings and laboratory tests.

     Now, a key part of the work done in the last few weeks has centered on understanding why the results of the pivotal trial differ from the results of the pilot studies conducted by the company and reported to you in previous communications. I’m going to turn the podium over to Mark Colgin, Aspen’s Chief Scientific Officer, in a few minutes and he will cover these findings in greater detail. However, I wanted to make just a few initial comments about the study.

     First, as with all pilot studies, the previous-reported pilot study provided information that Aspen used to advance the product to a full pivotal trial in accordance with FDA guidance. While the pilot was an important study in that it increased our knowledge of the product and its analytical and clinical utility, it was not of adequate sample size to be a precise estimate of the utility of the test and not intended to be used in comparison to a more rigorously-conducted and designed pivotal trial. While the pilot was important for learning about the product’s performance characteristics, the pivotal trial was designed to more precisely demonstrate the product’s analytical and clinical utility.

     I want to remind you that ongoing studies are part of the medical diagnostic industry. They’re utilized to demonstrate additional clinical utility, to shape marketing claims and discussions, and to expand indications. You can assume, therefore, that the company will engage in additional studies to increase our understanding of this important disease and to achieve a global leadership role as the foremost expert in the diagnosis of appendicitis.

     Lastly, I wanted to remind you that the company’s ultimate plan for commercializing AppyScore is in the form of a dedicated instrument and cassette system. This instrument and cassette consumable will produce an AppyScore in 15 minutes, which has significant utility in today’s modern ER. This device has other advantages as well, including it is simple, it’s easy to use, it eliminates many steps and reduces the chance of error, and it will be designed to be integrated into the hospital laboratory information system. This rapid test and reader instrument is in advanced stages of development, and we will begin clinical trials on this product following product development and the product development lifecycle.

     I want to turn the podium over to Dr. Mark Colgin, Chief Scientific Officer of Aspen. Mark will take a few minutes to take you through some of the analytical and clinical findings of the study. Mark?

Dr. Mark Colgin:     Thank you, Daryl, and good afternoon. I want to take the next few minutes to describe the recent AppyScore study findings and product attributes. Since we spoke to you in late January, we’ve been focused on answering the following six big questions. 1) What have we learned about the analytical performance of the AppyScore ELISA assay? 2) How should the pivotal trial results be viewed in light of the previously-reported pilot study results? 3) What were the findings of the pivotal trial? 4) Did the trial findings confirm our belief 1) in the ability of AppyScore to aid in the diagnosis of appendicitis and 2) in our ability to file for an FDA 510(k) clearance on our product? 5) How might the AppyScore diagnostic test be best utilized in a clinical setting? 6) What is the most appropriate and effective regulatory path for FDA clearance? I’m going to address the first four questions, and when I turn the floor over to Dr. Caspari, he’ll answer the remaining two.

     Number one, what did we learn about the analytical performance of the AppyScore ELISA assay? We wanted to understand whether the results were due to a performance attribute of the test itself, a lot variation of materials used in the study groups, an operator error or technique within the technician group that performed the assays, performance differences of the assay at a particular lab due to environmental conditions, or possibly other technical components. Well, I’m happy to report that after countless hours of study by a large number of dedicated individuals inside and outside of the company, we have concluded that the assay functioned as expected with a high degree of reliability. It showed the consistency and precision expected of a device manufactured under good manufacturing practices. The data demonstrates that there is no question about the device’s performance at any of the five sites.

     This leads to the second question. How should the pivotal trial results be viewed in light of the previously-reported pilot study results? The estimation of clinical sensitivity was lower in this study than we had seen in the previous pilot study. However, I would remind you that ours, or any other pilot study, should not be used as a benchmark for performance characteristics. Pilot studies are not blinded and typically not sized to achieve statistical power for a high level of confidence, especially the level required for an FDA submission. Pilots, including ours, are designed to provide a sense of how the test is trending, not to give a definitive benchmark.

     Now, a significant contributing factor to the clinical sensitivity in the pivotal trial was unexpected variability. And this was in the patient population at one particular site. And this site contributed about 30% of the total population to the study and had clinical characteristics which were markedly different than the other sites in the study. Additionally, results from this site were different from what would typically be expected, based on numerous other studies reported in the peer-reviewed literature.

     Let me give you a couple of examples. This site had a perforation rate of about 11% compared with an average of 25% in the rest of the study. One would’ve expected something close to 25%, based on the peer-reviewed literature. Secondly, this site also had a 32% level of mild appendicitis cases, based upon CT findings. And that’s twice what would be expected based on the literature, and it also was twice the level of the mild cases at the other sites. Our conclusion is that one site saw more mild cases of appendicitis and was more effective at diagnosing them. This site’s patient population contribution to the overall trial was significant enough to alter the overall reported results of the study. While this one site was different, we have concluded it was not due to an error or test variance. It was due to the unexpected patient population from that site.

     Now, it’s reasonable to expect that across the US and world there are other hospitals whose diagnostic protocols and skill are able to produce better diagnosis of the condition, similar to the one hospital in our recent study. So this leads to the question would AppyScore be useful clinically at a hospital with such a profile? After a thorough discussion with the head of the ER at the very hospital where many of the mild cases were seen, it is evident that in these cases, there really isn’t an urgent need to rush these patients to surgery. However, there is a need to determine if the appendicitis is progressing. Often, the patient will be observed for a period of time and re-examined. A doctor, for example, could decide that a repeat AppyScore may be potentially useful to determine if the condition is worsening.

     Question three, what were the findings of the pivotal trial? Well, our findings cover several significant points. First, our test very accurately measures the abundance or level of the marker in a patient’s blood. The measurement is tended to be used with a predetermined cutoff. As with many molecular signatures, the profile of the marker predictably intensifies with the progression of the disease, and our test accurately reads that progressing marker level. And the setting of measurement cut point is an important factor in establishing the best clinical utility and outcomes of the test. Included as part of the study protocol as initially prepared was the use of post trial analysis of clinical data to determine the cut point that will provide the optimal clinical utility of the AppyScore test. Initially, the cut point had been estimated based upon prior analysis. From the study, particularly considering the number of more mild cases that occurred, we have determined a more useful cutoff. However, the final cut point recommended in the device labeling will be determined during the FDA review process.

     An important finding in this study is that AppyScore, in combination with white blood cell count, provides robust clinical performance in the subset of patients whose results agree. This means that a diagnostic determination is positive when both AppyScore and white blood cell are positive or is negative when both AppyScore and white blood cell are negative. Sensitivity and negative predictive value using this method are in the high 90s in this subset, and this subset constitutes 60% of our patient population.

     It’s also important to point out that this calculation includes subjects from all sites. This is an excellent example of how AppyScore aids in the diagnosis and does so for all levels of disease severity.

     I’d like to give you a clinical example that illustrates the usefulness of the test. The patient is an 18-year-old female, complaining of a sudden onset of abdominal pain. Based on physical exam and history, the physician feels that she is a candidate for CT, because appendicitis is suspected. She’s negative for HCG, so she’s not pregnant, and her white count is normal, but the physician feels CT is still needed because the pain is getting worse and the appendicitis—and appendicitis still has not been ruled out. She has a CT, and it’s equivocal because the appendix couldn’t be visualized. The CT did, however, find an ovarian cyst, which could be the cause of pain. After consultation with the surgeon, a decision is made to not send the patient to the OR for an appendectomy.

     Now, let’s rewind the scenario back to the point where the patient is a candidate for CT. And let’s put AppyScore in the picture. An AppyScore is performed, and it’s negative. With that alone, a determination could be made by the physician that the patient does not have appendicitis. When the doctor considers the fact that the WBC is normal, the chance is even much greater that the patient does not have appendicitis. In this case, the physician orders an ultrasound, finds the ovarian cyst using a non-evasive imaging approach, and the outcome is the same; an ovarian cyst is determined to be the most likely cause of the pain, and an unnecessary appendectomy is avoided. However, a key point is, radiation is avoided in this case, and a safer method was used.

     This brings me to the fourth question, and that is did the trial findings confirm our belief 1) in the ability of AppyScore to aid in the diagnosis of appendicitis, and 2) in our ability to file for an FDA 510 clearance on our product? Well, the simple and straightforward answer is that the findings of our trial and the reliable and consistent way AppyScore worked confirmed that the product will be an effective aid in the diagnosis for appendicitis, and we intend to file and seek 510(k) clearance for AppyScore.

     I would like to now turn the floor over Dr. Caspari, who will describe in more detail the clinical environment and, from his experience, of the planned regulatory pathway for AppyScore.

Dr. Robert Caspari:     Thanks, Mark. Good afternoon, everyone. It’s a pleasure to describe in detail for you the regulatory pathway we plan to take for the first blood-based test to aid in the diagnosis of appendicitis. But before I address this, let me quickly explain why I saw such potential with AppyScore.

     Some years ago, I was involved in studying and then establishing as a standard of practice, Troponin-T for the diagnosis of myocardial infarction. In many ways, the dilemma the emergency medicine physician faces with appendicitis is very similar to trying to decide the cause of chest pain. It isn’t always easy. And the diagnostic tools aren’t definitive. Troponin made a huge difference to help the Emergency Department be more confident in their diagnosis and recommendations to patients. And I believe AppyScore will do the same for abdominal pain and the difficult task of trying to decide of appendicitis is the cause.

     Let’s start by putting on the shoes on an Emergency Room physician. In front of you is a patient who is experiencing severe enough abdominal pain to bring them to the Emergency Department. Very quickly, the history of the type of pain, the time course, examination of the abdomen, location of the pain, and the patient’s reaction to pressing on the abdomen will tell the physician if appendicitis needs to be considered as a possible diagnosis.

     However, now comes the problem. As an Emergency Room physician, you know that appendicitis is the most common surgical emergency that presents with abdominal pain. You also know that every individual’s perception of appendicitis pain is uniquely different and frequently atypical. So from a practical point of view, that means that nearly every one of these patients must be considered as having appendicitis until proven otherwise. As you’re considering these practical issues, you are also considering the consequences of making an erroneous diagnosis.

     First, if you decide wrongly the patient does not have appendicitis and send them home from the Emergency Department, you have delayed the proper treatment and risk during that delay that they will develop some devastating complication. Second, if you decide wrongly that they do have appendicitis when actually their appendix is normal, you have subjected your patient to a major operation with significant and expensive consequences that they did not need.

     There is, however, a third option. You can send your patient for a CT scan. Now, that would be a fine option if CT scans for appendicitis were completely accurate and safe. But unfortunately, they are neither. That is why the widespread use of CT scanning has not convincingly improved diagnostic accuracy for appendicitis and why more authorities are challenging the rationale of exposing patients to radiation to try and make this diagnosis.

     We believe that AppyScore can significantly improve diagnostic accuracy and in doing so provide the Emergency Department physicians a fourth option for managing patients who potentially have appendicitis. Instead of being limited to either sending their patient home or subjecting them to either operation or CT scanning, the fourth tool at the disposal of an Emergency Room physician is observation. Observing patients is a common medical strategy where the physician is looking for signs that the disease is either improving or worsening. These changing signs then make it easier for the physician to rule out the disease if things are improving or confirm it if the symptoms seem to be worsening. The risk with observation is deciding first if it is safe to delay treatment while you take this wait-and-see strategy, and secondly, deciding what exact changes in the patient will tell you whether they are improving or worsening. Not a simple trick with appendicitis.

     Currently, there are no means to quantify appendicitis, because they are either inaccurate or, like CT scanning, dependent upon subjective interpretation. So it is very hard, if not impossible, for an Emergency Department physician to decide if waiting is safe. AppyScore is the only diagnostic strategy for appendicitis that is completely objective. Our test produces a hard number that our pivotal trial data suggests is currently proportional to the severity of the disease. The doctor’s decision, aided by AppyScore, will be objective and therefore, reproducible, and reduce the diagnosis time in the emergency setting. Getting this right will have real impact, we believe, on reducing the number of patients who are sent to the Operating Room and end up not needing an appendectomy, as well as speeding up the treatment for those that often get there too late and have a perforated appendix. It may also reduce the number of CT scans being done, which are expensive and also carry a radiation risk, especially in children and females. Our goal will ultimately be to provide the standard of care by using one, or at times in some patients, two AppyScore tests to aid in diagnosing appendicitis and the course of therapy to choose.

     Now, moving to discuss our regulatory pathway. First, let me say a few words about Becker & Associates, our recently-added regulatory advisors. For those interested, I would encourage you to learn more about their expertise at their website at www.becker-consult.com. We came to Becker through the advice of an Aspen Board member who had previously utilized them, and their experience is significant. First, they have worked with many of the multi-national pharmaceutical and medical device companies in developing strategy and executing tactics resulting in FDA clearance. Two, in addition, their client list includes many law firms, financial institutions, and industry associations. Three, Becker’s lead consultant working with AspenBio is a 24-year veteran of the FDA, including serving as a Deputy Director in FDA’s Center for Devices and Radiological Health’s Office of Device Evaluation, also known as ODE. And also, Becker has considerable experience and resources in biostatistics and the filing process, and their contribution to our understanding and confidence going forward has been considerable. We have been very pleased with this relationship and their advice, and they will be our lead consultant through the process.

     So what will our regulatory pathway be? In conjunction with Becker, the plan is to submit a 510(k) application to the FDA with our current ELISA platform. The basis of a 510(k) filing will be one of comparing the new diagnostic entity to an existing assay, or predicate, that is substantially equivalent. Although we plan to file using a predicate, we expect that because AppyScore is the first test to aid in the diagnosis of appendicitis, we may not find a comparable test already approved by FDA. However if that happens, we would then expect to be told by FDA that there is no substantial equivalent predicate, and the application is routed into what is called the de novo process. In other words, this is a procedural method that places a new diagnostic test on the de novo path. Based on conversations with our consultants, we believe this may be the path for AppyScore. This allows the FDA to review the product without a predicate being defined. To date, around 50 products have successfully followed this path since this approach came into effect in 1997.

     The beauty of the de novo process is that once approved, it may enable greater flexibility to make product modifications and upgrades. If we receive an FDA 510 clearance on our ELISA, our cassette and instrument rapid assay platform will then be able to go through a typical 510(k) application, using our ELISA platform now as the predicate. Upon filing the 510(k), it usually takes 75 to 90 days to get a response from the FDA, and there are often questions which need to be answered before the de novo process begins. Once these are answered satisfactorily and if FDA suggests the de novo pathway, on average it takes six months to get market clearance for a product.

     While all of this is going on, we plan to do additional work to better understand the full utility of our product to provide physicians with a complete understanding of how to best use AppyScore in various clinical situations. Simultaneously, we will be advancing our automated analyzer cassette product, including preliminary studies of a number of hospitals to perfect our product concept. Our market research to date indicates a significant interest amongst emergency medicine physicians and surgeons in AppyScore, as well as confirmation that there is substantial medical need for a diagnostic test to provide clinicians with more information when dealing with abdominal pain. We plan to continue to do market research, including physician and payer interviews, to define and then communicate the full value of AppyScore.

     Now, I would like to turn the podium back over to Daryl for a few closing words.

Daryl Faulkner:     Thanks, Mark and Robert. I’d like to conclude this portion of the conference call with a few comments. In my first six weeks at Aspen, I’ve seen nothing that has dampened my enthusiasm for the company and its mission to develop the world’s first blood test to aid in the diagnosis of appendicitis. I’ve been in the life sciences and medical device industries for a long time, and all worthwhile breakthroughs experience challenges in their development and adoption phases. AppyScore is no different in that regard.

     The Aspen Board and Management Team remain fully committed to achieving the goals of the company, and with the support of our top-tier regulatory consultants, our knowledge and confidence in achieving these goals has certainly been boosted. While no regulatory pathway is without risk, I believe that the decisions made and the pathway communicated to you today represents a prudent and conservative approach. This is not about risk-taking; it’s about bringing a much-needed product to the public that has significant clinical utility and value. We will do everything we know to mitigate risk in that process as it moves forward.

     Lastly, 2009 will include important business and regulatory milestones; an FDA submission, a review and decision process, pipe development of the AppyScore instrument and cassette, and studies and clinical trials to support that device; these to name a few. And I commit to you that we’ll provide updates to you as each of these types of events unfold.

     I’d like to open the floor now for questions. Thank you for dialing in.

Operator:     Thank you, Sir. At this time, if you would like to register to ask a question, please press the star and one on your touchtone telephone. Keep in mind that you may remove yourself from the question queue at any time by pressing the pound key. Once again, to register to ask a question, please press the star and one keys now. We’ll pause momentarily to give everyone an opportunity to join the question queue. We appreciate your patience, and we’ll take our first question momentarily.

     And we’ll take our first question today from Matthew Scalo. Please go ahead.

Matthew Scalo:     Hi, guys. Appreciate the call and the additional color here. I just wanted to—ask a few questions as far as the patient sub segment, I guess, at this one center. Can you provide us a little bit more detail as far as just in real-world experience what percentage of the population would this impact? It seemed like it skewed the data here. Maybe a little bit more detail on that side and then whether with your discussions with the FDA going forward, are you able to remove this sub segment and still submit the data? Does the FDA kind of consider in combination with white blood cell count in this filing, or is it going to be standalone, as well? Just a couple questions for you there.

Daryl Faulkner:     Matt, thanks for calling in your question. Let me start the answer to then, and then I’m going to pitch it over to Mark, who’s really close to the data.

     I would say this. You know, one hospital did present quite a few patients—first of all, the subset of patients in that hospital was a greater number of the total patients in the sample. So it was earlier in the process that they started collecting data and so the number of samples that came out of there. It’s pretty clear that this particular hospital had a number of patients who presented themselves with milder cases, which would indicate earlier cases; but in any case were cases that they were putting through their protocol and they were catching. So that was different than we saw in the national statistics and in the published data that we look at, and it was certainly different than we saw in the other hospitals. Maybe Mark can add a little color to that in terms of the other findings in that subset.

Dr. Mark Colgin:     Yes, Matthew. With regard to your first question, how does this reflect the rest of the population, I guess it is really the heart of the question. I think that’s best illustrated by the two points that I told you about that relate to perforation rates and percent findings on—to mild findings on CT. Those are—perforation rate is probably the better of the two to look at, and I consider that to be somewhat of a proxy for the disease progression. Because really, there is no data out there that we’re aware of that lists nationally what level of—what severity of disease exists.

     So to answer the question, I would say that the rest of the sites certainly are more reflective of what one would expect in the rest of the population, if I can answer it that way.

Daryl Faulkner:     And I would say that look, we have looked at the—analyzed the data, and the submission of the data would be including all of those patients in our sample. And even with that submission, we have a product that does achieve what we’re asking for in the claim, and that is as an aid in the diagnosis of; and because we have confidence in, you know, it will be a significant improvement in diagnostic protocol.

Matthew Scalo:     Okay. And so the thought as far as potentially removing this sub segment from the data that’s submitted, that’s kind of off the table. You’re going to submit it as is to the FDA for the 510(k) or de novo 510(k).

Dr. Mark Colgin:     That’s correct. We’re keeping them in the study.

Matthew Scalo:     Okay. If the ELISA version is approved for the 510(k) path, not the de novo side, what is the regulatory path for the rapid assay with reader? And it sounded like from the comments on the call that if you get a de novo 510(k), that’s actually a positive for what’s coming down the pipeline with the rapid assay and reader because you can follow the rapid assay and reader down a 510(k) path. But if you only get the 510(k) for the ELISA version, you know, does that hold up, or does that elongate the process for the rapid assay and reader side?

Dr. Robert Caspari:     This is Robert Caspari, Matt. It’s the same process. Once you have either a 510(k) or it’s approved through the de novo process, that particular assay then becomes the predicate for anything following on. So it wouldn’t change either way.

Matthew Scalo:     Okay. And then as far as just the timelines, Dr. Caspari, you helped out as far as the ELISA version and the timelines from that perspective. Can you just kind of walk us through when’s your next meeting with the FDA, when will you get some type of comfort on the 510(k) or the de novo 510(k)?

Dr. Robert Caspari:     You know, I don’t think we can put a timeline on that today. We’re working with Becker; we’re pulling the package together. This will be a matter of a reasonable period of time. But as the new team is involved where we’re pulling those dates together, and this will happen as quickly as we can, our goal is to submit as tight and iron-clad a package as we can, and that’s what’s going to ensure success.

Matthew Scalo:     Okay. Just a last question and I’ll get back in queue. As far as studies involved with the rapid assay and reader, will those studies begin in 2009? Can you talk a little bit about will it be of the same size as the ELISA version?

Daryl Faulkner:     Matt, this is Daryl again. Let me try to answer that. We’re in—and I’m just coming up to speed on a lot of these things—but we’re in I would call an advanced stage of development or development of this product. And so we’ve got working prototypes and, you know, copies in the lab and working with the vendors that are helping us develop both the cassette and the mechanism associated with that and the instrument and the reader itself. So we—I can—you know I’m going to be a little careful about saying exactly when, but the project plan would have us, if things go well, being able to put that into clinical trials hopefully around the end of the year. At this point, I can tell you that we don’t know exactly what this clinical trial size would probably be, but that’s something that as we work through, and especially when we see where the ELISA is going to go, we’ll be working through with our consultants on how big of a trial we need to run on that in order to be able to demonstrate that it is a—that it has the reproducible results that the ELISA test does.

Matthew Scalo:     Okay, thanks, guys. I’ll get back in queue.

Daryl Faulkner:     Okay. Thanks, Matt.

Operator:     And we’ll take our next question from Jim Gentrup. Please go ahead.

Jim Gentrup:     Good afternoon, gentlemen.

Daryl Faulkner:     Good afternoon.

Jim Gentrup:     I just want to focus just for a second on this—the mild appendicitis. And I guess the major question I have is that if a—this is where the sensitivity went down, correct? You had the, I guess, false negatives with this group?

Daryl Faulkner:     Yes, that’s correct.

Jim Gentrup:     So am I to understand from a clinical perspective, then, that really that the solution here would be as simple as keeping the patient longer and monitoring the patient and just retesting, getting another AppyScore later on? Is that the solution around this potential false negative?

Daryl Falkner:     This is Daryl again, and I’ll ask Robert to weigh in on this. Certainly, we’re not seeking an indication for this specifically in this submission. However, we all know that these types of diagnostic tools are—you know we learn a lot about how they’re used once you’re actually in the hands of physicians. And in talking to physicians, we get the idea clearly that that would be one of the ways that physicians may be looking at it and that Dr. Caspari answered a few minutes ago. So that clearly is something that we could envision, maybe, in a product upgrade down the road. But Robert, maybe you can add some color to that.

Dr. Robert Caspari:     Yes, just a little. I think Daryl covered it. As we said, you know we think the test is robust enough and will be very useful in all of these patients. But clearly what we’ve been told by Emergency Room physicians, surgeons, both those who’ve worked with this study—with the assay in studies and others, that in these patients, you’re less concerned about having to rush them urgently into the Emergency—into the Operating Room. Because obviously, what you’re worried about in the severe cases is the potential for a perforated appendix. In those where you’re less worried, you have more time. And it may well be in the future that a repeat AppyScore will give the physician a lot more information about the progression of the disease. And that could be the way this will progress.

Jim Gentrup:     And did the cutoff points that were talked about before, 15 and 20, does that work into this as well then, as far as—I don’t know. Do you understand my question? Would that be part of the whole process as well?

Dr. Mark Colgin:     Well, yes. This is Mark. You know the cut point was initially established on our previous data. And it’s something that, as I mentioned earlier, we did build into the study to examine from this study. And so it certainly—this does allow us to adjust, make minor adjustments, to essentially mitigate a problem like this, if you perceive it as a problem, that mild cases go somewhat undetected at higher thresholds. So the ultimate threshold, of course, will be determined after negotiation with FDA and what they decide out of the clearance process.

Jim Gentrup:     Okay, but the other question that I have is that if then, even in the mild cases then, if you use it together with the—if they agree—the white blood cell count, if they agree, even in the mild cases, the sensitivity would go back up to 90 I think it was 7 or 6 on the pivotal trial. Isn’t that correct?

Dr. Mark Colgin:     That’s correct.

Jim Gentric:     Okay. And then on the price of the test, I’ve heard lots of numbers thrown out there. Are you guys willing to or are you able to talk about what you think the commercial value would be?

Daryl Faulkner:     You know—this is Daryl again. And we’ve spent a lot of time on really digging into where we are with the test itself. Let me—we now have a consultant that’s helping us answer the question around pricing. We actually brought Robert and Charlie onboard as two people who’ve worked in the industry, with a great deal of experience. Just like many other things that I’m learning about the industry and timing, I’m going to want to go through a discovery process myself to really understand exactly what that pricing structure might look like. So the answer—a quick—that’s a long answer. The answer is no, we’re not able to say exactly what that’s going to be, but it is clearly high on our list to continue to work around the market size and the pricing and so forth.

Jim Gentrup:     Okay. And just a real quick question again on the—I don’t think you guys really came up with a percentage, but is it 20% of the people, by the way, who have this mild—do you know what the percent population is out there that might have this mild appendicitis scenario or characteristic? Do you have an idea?

Daryl Faulkner:     Well, it would be 100% of those at the very early onset of infection is the answer to me—and I could ask the doctors to weigh in here—to me it’s when you actually test them and they get into the protocol, relative to when it’s beginning to be expressed in terms of lesser case and to a more extreme case or acute. So I don’t know if either one of you guys can add to that, but it seems to me that it’s a timing issue.

Jim Gentrup:     Okay, all right. And then the last question I have is the capital needs, cash burn with the need to go or that you want to do another—the testing of the cassette rapid test? Can you just talk about your capital needs?

Daryl Faulkner:     You know, we—and I’m obviously looking at that very closely—but we’re paying attention to both our burn rate as well as what we think we’re going to have to do in terms of future trials. And I would say like all small R&D companies, we’ve got to be very continuously aware of those things. And it’s too early for us to say exactly what and when or exactly how we would go about that if that’s the case. But to me, it’s really for us about executing now in a predictable way that you can count on us. And secondly, managing our spending so that we’re getting the most out of every dollar and hitting our milestones so that if we do need to ask some other people to support us, you know, people can believe in us.

Jim Gentrup:     Okay, thanks, guys.

Operator:     And as a reminder, if you would like to ask a question, please press the star and one on your touchtone telephone.

     We’ll take our next question from Oz Tangun. Please go ahead.

Oz Tangun:     Good afternoon. Thanks for holding the conference call. Very quickly, you mentioned that upon commercialization you expect sensitivity and negative predictive value of greater than 90%. Can you elaborate on that?

Daryl Faulkner:     You know I think that’s the—the reason for the wording that we chose is because that’s the fair estimation of where we think the sensitivity and negative predictive value will come in. When we look at a combination of things that we’re going to go through not only with this ELISA submission and what we’re doing, but also as we do the development work on the instrument and reader. So that’s where we think we’re going to, you know, target. And I believe that everything tells us that we’ll—that’s a good reason—we have good reason to believe that.

Oz Tangun:     That’s a pretty strong number, and I think it will make this test quite valuable if you can achieve that. Can you give us a sense as to what sensitivity specifically and negative predictive value numbers would have been if you exclude that one site, the site that you had those unusual results?

Daryl Faulkner:     You know I think, Oz, we probably wouldn’t—we’ve actually done all this work, and we don’t have this data with us here today. But we’ve made a conscious decision to think about this in terms of a holistic look at the sample population. And so we don’t actually—we didn’t even bring those numbers in the room. But it would obviously be higher, but we think we still have a robust, repeatable test with that population in it.

Oz Tangun:     Sure. And in the past, you guys have talked about in terms of the population, the younger population, women, and so on. Do you have any data that you can share with us as to how the test performs in different age groups?

Daryl Faulkner:     Oz, look. The answer is we also didn’t bring that into the room. We did a number of breakout groups and so forth, but it would probably be inappropriate to discuss that in this format at this point. So you know we really looked at the whole population holistically.

Oz Tangun:     Understood. So from our point of view, we should be thinking that any new trials you’ll do, you’ll be using the rapid assay reader, the cassette format? Or will you be doing—

Daryl Faulkner:     Yes. And I tried to say this earlier in my comments. I think—look, my experience is a way of life, is that you will continue to do studies in population groups and in different environments to gain utility information, to expand your claims, to look at ways to have more meaningful discussions with MDs. And also, you know, one of the key tools that we have for the company is to begin to get some notice and get published around the capabilities of this. So the kind of problem we’re looking for, you know, we’ll do some of all of those things as time goes on. But yes, we will continue to look for ways to get—build a whole database of information around this product.

Oz Tangun:     Sure. But I guess I was curious as to if you will do any more trials using—with ELISA or—

Daryl Faulkner:     It could be that we will do some more with that. You know we still have a year away before we actually have a reader and instrument, so I would actually hate to wait a whole year without doing some stuff to continue to broaden our knowledge base on the assay.

Oz Tangun:     All right, thank you very much.

Operator:     And we’ll take our final question from Jim Reappelle (sp?). Please go ahead.

Jim Reappelle:     One, I want to thank you. I’m a retired ER physician, and your presentation made extremely good clinical sense.

     I have one two-part question. Have you done a revised budget, recognizing the costs of the consultants, Becker, and your potential clinical trials? And how do you look in terms of your projected burn rate and your cash on hand?

Daryl Faulkner:     Jim, the answer is that we have not completely done that. But here’s what we know. We had a burn rate that had us going about 21 months when I looked at it last month. And so we are now—we know we’re escalating expenses around having a—the kinds of things we talked about on the trial today. And so I can’t say—and we’re also looking for ways to save some money. So I can’t say that exactly—can’t nail exactly what the burn rate’s going to be. But we’re actively looking at making sure that we can maintain our capital capability for as long as we can.

Jim Reappelle:     And do you anticipate the possibility of needing new capital formation prior to achieving some of these significant benchmarks?

Daryl Faulkner:     You know I don’t see anything happening this year that would—we can—and into next year, getting through this first phase, Jim, of the ELISA trial that we are putting to the FDA now. I think as we get into the instrument and we really know exactly where we’re going to go there, we’ll be in a different decision point (inaudible) at that time and we’ll cross that bridge as we get closer to it.

Jim Reappelle:     Great. Thank you very much, and I really appreciate the good job your team has done.

Daryl Faulkner:     Thanks, Jim.

Operator:     And this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Faulkner.

Daryl Faulkner:      Well listen, everyone. I really want to thank every—and the interest that you have in Aspen and the AppyScore. I know that several of us just joined the company with the strong belief that there’s something really special here, and I leave this conference call with the same thought. And I appreciate your support, and we look forward to providing you additional updates in the future. Thanks a lot.

Operator:     Thank you, ladies and gentlemen, for joining us today. This concludes today’s conference. You may now disconnect. Thank you.